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                                                                    Exhibit 12.1

ALLEGHENY TECHNOLOGIES INCORPORATED
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)


                                                                              For the Years Ended
                                                ----------       ----------       ----------      ----------      ----------
                                                12/31/2003       12/31/2002       12/31/2001      12/31/2000      12/31/1999
                                                ----------       ----------       ----------      ----------      ----------
Income (loss) from continuing operations
     before income tax provision
     (benefit), extraordinary items and
     cumulative effect of change in
     accounting principle                        $ (280.2)        $ (103.8)        $ (36.4)         $ 208.8         $ 174.2

(Income) loss recognized on less than
     fifty percent owned persons                      1.6              3.2            (0.6)             0.2            (0.1)

Minority interest in the income of
     subsidiary with fixed charges                      -                -               -              0.1               -
                                                ----------       ----------       ----------      ----------      ----------
                                                 $ (278.6)        $ (100.6)        $ (37.0)         $ 209.1         $ 174.1
                                                ----------       ----------       ----------      ----------      ----------

Fixed Charges:
Interest expense                                 $   33.3         $   36.8         $  16.5          $  36.0         $  30.6
Portion of rents deemed to be interest                5.8              5.3             7.4              7.3             8.0
Capitalized interest                                  2.1              0.1               -                -               -
Amortization of debt expense                          0.6              0.5            14.2              1.6             0.1
                                                ----------       ----------       ----------      ----------      ----------

                                                     41.8             42.7            38.1             44.9            38.7
Fixed charge adjustments:
Capitalized interest                                  2.1              0.1               -                -               -
                                                ----------       ----------       ----------      ----------      ----------
Adjusted fixed charges                               39.7             42.6            38.1             44.9            38.7
                                                ----------       ----------       ----------      ----------      ----------
Earnings (loss) before income taxes,
     minority interest and fixed charges         $ (238.9)        $  (58.0)        $   1.1          $ 254.0         $ 212.8
                                                ----------       ----------       ----------      ----------      ----------
Ratio of earnings to fixed charges                      - (1)            - (1)           - (1)          5.7             5.5
                                                ==========       ==========       ==========      ==========      ==========


(1) For the years ended December 31, 2003, 2002 and 2001, fixed charges exceeded earnings by approximately $280.7 million, $100.7 million and $37.0 million, respectively.